EXHIBIT 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the reference to our firm under the caption "Experts" in this Amendment No. 2 to the Registration Statement on Form S-3 and the related prospectus of Henley Healthcare, Inc. for the registration of 4,764,629 shares of its common stock and to the incorporation by reference therein of our report dated July 31, 1998, with respect to the 1997 combined financial statements of The Enraf-Nonius Companies included in the amendments to Henley Healthcare, Inc.'s Current Report on Form 8-K dated June 15, 1998.

The Hague
January 22, 1999

/s/ Moret Ernst & Young Accountants

MORET ERNST & YOUNG ACCOUNTANTS